Exhibit 8.1

Name of Subsidiary	Location	Principal Activity	Start of Commercial Operations	Ownership Percentage
				2004	2003	2002	2001
Acasia Communictions Sdn Bhd	Kuala Lumpur	Telecommunication	1995	14.68	14.68	14.68	14.68
ASEAN Cableship Pte Ltd	Singapore	Telecommunication	1995	16.67	16.67	16.67	16.67
Cambodian Indosat Telecommunications	Phonm Phen	Telecommunication	1995	49.00	49.00	49.00	49.00
ICO Global Communication Ltd (ICO-GC)	London	Telecommunication	1995	0.00867	0.00867	0.00867	0.00867
Indosat Finance Company B.V.	Amsterdam	Finance	2003	100.00	100.00	—	—
Indosat International Finance B.V.	Amsterdam	Finance	2005	—	—	—	—
PT Aplikanusa Lintasarta	Jakarta	Data Communication	1989	69.46	69.46	69.46	69.46
PT Artajasa Pembeyaran Elektronis (APE)	Jakarta	Telecommunication	2000	45.15	45.15	45.15	—
PT Broadband Multimeida	Jakarta	Multimedia	1994	5.00
PT Indosat Mega Media	Jakarta	Multimedia	2001	99.85	99.85	99.84	99.84
PT Multi Media Asia Indonesia	Jakarta	Multimedia	1997	26.67	26.67	26.67	26.67
PT Padang Golf Bukit Sentul	Sentul, Bogor	Golf	1994	18.89	18.89	40.00	40.00
PT Patra Telekomunikasi Indonesia	Jakarta	VSAT Technology	1995	10.00	10.00	10.00	10.00
PT Satelindo Multi Media	Jakarta	Multimedia	1999	99.60	99.60	99.60	74.70
PT Sisindosat Lintasbuana	Jakarta	Information Technology	1990	96.87	96.87	96.87	95.64
PT Swadharma Marga Inforindo (SMI)(1)	Jakarta	Telecommunication	1997	20.00	20.00	20.00	20.00
Satelindo International Finance B.V.	Amsterdam	Finance	1996	100.00	100.00	100.00	75.00

Note:

(1)	PT Aplikanusa Lintasarta holds a 20% equity interest in SMI.